Exhibit 1.1

THIS CIRCULAR IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt about any of the contents of this circular, you should obtain independent professional advice.

If you have sold or transferred all your shares in China Eastern Airlines Corporation Limited, you should at once hand this circular to the purchaser or the transferee or to the bank, licensed securities dealer or other agent through whom the sale or transfer was effected for transmission to the purchaser or the transferee.

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this circular, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this circular.

[CHINA EASTERN AIRLINES CORPORATION LIMTED LOGO]

(A joint stock limited company incorporated in the People’s Republic of

China with limited liability)

(Stock code: 670)

PURCHASE OF FOUR BOEING 737 NG SERIES AIRCRAFTDISCLOSEABLE TRANSACTION

29th April, 2006

CONTENTS

Pages

Definitions	1
Letter from the board of Directors	3
1.Introduction	3
2.The Agreement	4
3.General	6
Appendix — General information	7

DEFINITIONS

In this circular, unless the context otherwise requires, the following expressions have the following meanings:

“Agreement”	means the agreement entered into on 20th December, 2005 by the Company with Boeing Company regarding the purchase of the Aircraft;

“Aircraft”	means four Boeing 737 NG series aircraft (with engines);

“Boeing Company”	means Boeing Company, a company incorporated in the State of Delaware of the United States of America;

“Company”	Means [CHINESE CHARACTERS] (China Eastern Airlines
Corporation Limited), a joint stock limited company
incorporated in the PRC with limited liability, whose H
shares, A shares and American depositary shares are
listed on the Stock Exchange, the Shanghai Stock
Exchange and the New York Stock Exchange, Inc.,
respectively;

“Directors”	means the directors of the Company;

“Group”	means the Company and its subsidiaries;

“HK$”	means Hong Kong dollar, the lawful currency of Hong Kong;

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Latest Practicable Date”	means 24th April, 2006, being the latest practicable date for ascertaining certain information included in this circular;

“Listing Rules”	means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“PRC”	means the People’s Republic of China;

“SFO”	means the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong);

“Stock Exchange”	means The Stock Exchange of Hong Kong Limited; and

“US$”	means United States dollar, the lawful currency of the United States of America.

For illustration purpose only, translation of US$ to HK$ is made in this circular at the rate of US$1.00 to HK$7.78. No representation is made that any amount in HK$ or US$ could have been or could be converted at such rate or at any other rate or at all.

LETTER FROM THE BOARD OF DIRECTORS

[CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]

(A joint stock limited company incorporated in the People’s Republic of

China with limited liability)

(Stock code: 670)

Directors:	Legal address:

Li Fenghua (Chairman, Executive Director)	66 Airport Street

Luo Chaogeng (President, Executive Director)	Pudong International Airport

Cao Jianxiong (Non-executive Director)	Shanghai

Wan Mingwu (Vice President, Executive Director)	The People’s Republic of China

Zhong Xiong (Non-executive Director)

Luo Zhuping (Executive Director)	Head office:

2550 Hongqiao Road

Independent non-executive Directors:	Shanghai

Hu Honggao	The People’s Republic of China

Peter Lok

Wu Baiwang	Principal place of business

Zhou Ruijin	in Hong Kong:

Xie Rong	5th Floor, McDonald’s Building

48 Yee Wo Street

Hong Kong

Hong Kong share registrar and

transfer office:

Hong Kong Registrars Limited

Rooms 1712-1716, 17th Floor

Hopewell Centre

183 Queen’s Road East

Hong Kong

29th April, 2006

To the shareholders of the Company

Dear Sir or Madam,

PURCHASE OF FOUR BOEING 737 NG SERIES AIRCRAFT
DISCLOSEABLE TRANSACTION

1. Introduction

As disclosed in the announcement issued by the Company dated 20th December, 2005, the Company entered into the Agreement with Boeing Company regarding the purchase of four Boeing 737 NG series aircraft (with engines).

According to the relevant “percentage ratio” calculated under Rule 14.07 of the Listing Rules, the Agreement constituted a discloseable transaction of the Company. The purpose of this circular is to provide the shareholders of the Company with further information in relation to the Agreement and the transaction.

2. The Agreement

As mentioned above, the Company entered into the Agreement with Boeing Company on 20th December, 2005, pursuant to which the Company agreed to purchase from Boeing Company the Aircraft in accordance with the terms and conditions thereof.

The Company and Boeing Company

The Company is principally engaged in the business of civil aviation.

Boeing Company, to the knowledge of the Directors, is a company incorporated in the State of Delaware of the United States of America and is principally engaged in the business of aircraft manufacturing.

To the best knowledge, information and belief of the Directors having made all reasonable enquiry, Boeing Company and its ultimate beneficial owner(s) are third parties independent of the Company and connected persons (as defined in the Listing Rules) of the Company, and are not connected persons of the Company.

The Aircraft

Based on the information provided by Boeing Company, the total asset value of the Aircraft, as determined by reference to the relevant catalogue price supplied by Boeing Company, amounts in aggregate to approximately US$228.3 million (approximately HK$1.78 billion). The Company has not conducted any independent valuation on the Aircraft.

Consideration

The aircraft basic price of the Aircraft is in aggregate approximately US$228.3 million (approximately HK$1.78 billion) determined by reference to the relevant catalog price. Such aircraft basic price comprises the airframe price (which is subject to price escalation by applying a formula), optional features prices and engine price. The Agreement was negotiated and entered into in accordance with customary business and industry practice, under which Boeing Company has granted to the Company significant price concessions with regard to the Aircraft. These will take the form of credit memoranda which may be used by the Company towards the purchase of the Aircraft or spare parts, goods and services or may be used towards the final delivery invoice payment of the Aircraft. Such credit memoranda were determined after arm’s length negotiations between the parties and as a result, the actual consideration for the Aircraft is lower than the aircraft basic price of the Aircraft mentioned above. Based on such actual consideration under the Agreement, the relevant “percentage ratio” calculated under Rule 14.07 of the Listing Rules at the material time exceeded 5% but was less than 25%. The Agreement therefore constituted a discloseable transaction of the Company under the Listing Rules as applied by the Stock Exchange. The Company has made an application to the Stock Exchange for a waiver from strict compliance with the relevant provisions under the Listing Rules in respect of the disclosure of the actual consideration for the Aircraft.

Taking into account all the factors relating to purchases of aircraft by the Company, including the market conditions, and the type, number and delivery schedule of aircraft being purchased, the Company considers that the price concessions granted to the Company under the Agreement are comparable to price concessions that the Company had obtained under its agreement entered into in December 2004 with Boeing Company regarding the purchase of certain other Boeing 737 aircraft (the “2004 Boeing 737 Aircraft Purchase”). The Company believes that there is no material difference between the effect of the price concessions obtained under the Agreement and that under the 2004 Boeing 737 Aircraft Purchase on the Company’s operating costs taken as a whole.

Payment terms and source of funding

The consideration under the Agreement is payable by cash in United States dollars in instalments, and is (as currently contemplated) being funded principally by way of financing arrangements with banking or financial institutions.

Delivery

The Aircraft are expected to be delivered to the Company in stages from August 2007 to October 2008.

Reasons for entering into the transaction and benefits expected to accrue to the Company

Approval of the Agreement has been obtained from the relevant PRC authority. The Company expects that the Aircraft will be introduced to satisfy the increasing demand in the domestic short to middle range passenger air-routes. It is also believed that the transaction will enhance the Company’s market share and competitiveness in the market segment serving short to middle range air-routes, thereby improving its aviation network coverage and profitability. By utilising these advanced Aircraft, the Company will be able to provide safer and better quality services to domestic and international passengers.

The Directors believe that the terms of the Agreement are fair and reasonable and in the interests of the Company’s shareholders as a whole.

Financial impact of the transaction

As mentioned above, the consideration is expected to be principally funded by way of financing arrangements with banking or financial institutions. The transaction may therefore result in an increase in the Company’s debt-to-equity ratio, but is not expected to result in material adverse impact on the Company’s cash-flow position or its business operations. The Company’s liabilities are expected to increase through performance of the Agreement. The Company’s assets will also increase upon delivery of each Aircraft. It is expected that the Company’s earnings may increase when the Aircraft are being operated.

3. General

Discloseable transaction

As described above, according to the relevant “percentage ratio” calculated under Rule 14.07 of the Listing Rules, the Agreement constituted a discloseable transaction of the Company.

Additional information

Your attention is also drawn to the additional information set out in the appendix to this circular.

Yours faithfully,
For and on behalf of the board of Directors of
China Eastern Airlines Corporation Limited
Li Fenghua
Chairman

APPENDIX — GENERAL INFORMATION

RESPONSIBILITY STATEMENT

This circular includes particulars given in compliance with the Listing Rules for the purpose of giving information with regard to the Group. The Directors collectively and individually accept full responsibility for the accuracy of the information contained in this circular and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief, there are no other facts not contained in this circular, the omission of which would make any statement herein misleading.

DISCLOSURE OF INTERESTS

Directors, supervisors, chief executives and senior management

The interests of the Directors, supervisors, chief executives and members of senior management in the issued share capital of the Company as at the Latest Practicable Date were set out as follows:

Number and type of shares held and nature of interest
Capacity in which
the A shares
Name	Position	Personal	Family	Corporate	Total	were held

Li Fenghua	Chairman,	5,000 A shares	—	—	5,000 A shares	Beneficial owner
	Executive Director	(Note 1)			(Note 1)
Luo Chaogeng	President,	5,000 A shares	—	—	5,000 A shares	Beneficial owner
	Executive Director	(Note 1)			(Note 1)
Cao Jianxiong	Non-executive	5,800 A shares	—	—	5,800 A shares	Beneficial owner
	Director	(Note 2)			(Note 2)
Wan Mingwu	Vice President,	5,000 A shares	—	—	5,000 A shares	Beneficial owner
	Executive Director	(Note 1)			(Note 1)
Zhong Xiong	Non-executive	2,800 A shares	—	—	2,800 A shares	Beneficial owner
	Director	(Note 3)			(Note 3)
Luo Zhuping	Executive Director,	5,800 A shares	—	—	5,800 A shares	Beneficial owner
	Company secretary	(Note 2)			(Note 2)
Hu Honggao	Independent	—	—	—	0	—
non-executive
Director
Peter Lok	Independent	—	—	—	0	—
non-executive
Director
Number and type of shares held and nature of interest

Capacity in which
the A shares
Name	Position	Personal	Family	Corporate	Total	were held

Wu Baiwang	Independent	—	—	—	0	—
non-executive
Director
Zhou Ruijin	Independent	—	—	—	0	—
non-executive
Director
Xie Rong	Independent	—	—	—	0	—
non-executive
Director
Li Wenxin	Chairman of the	6,000 A shares	—	—	6,000 A shares	Beneficial owner
	Supervisory	(Note 4)			(Note 4)
Committee
Ba Shengji	Supervisor	5,800 A shares	—	—	5,800 A shares	Beneficial owner
		(Note 2)			(Note 2)
Yang Xingen	Supervisor	3,800 A shares	—	—	3,800 A shares	Beneficial owner
		(Note 5)			(Note 5)
Yang Jie	Supervisor	3,000 A shares	—	—	3,000 A shares	Beneficial owner
		(Note 6)			(Note 6)
Liu Jiashun	Supervisor	3,000 A shares	—	—	3,000 A shares	Beneficial owner
		(Note 6)			(Note 6)
Wu Jiuhong	Vice President	3,000 A shares	—	—	3,000 A shares	Beneficial owner
		(Note 6)			(Note 6)
Zhou Liguo	Vice President	3,000 A shares	—	—	3,000 A shares	Beneficial owner
		(Note 6)			(Note 6)
Zhang	Vice President	5,000 A shares	—	—	5,000 A shares	Beneficial owner
Jianzhong		(Note 1)			(Note 1)
Tong Guozhao	Vice President	5,000 A shares	—	—	5,000 A shares	Beneficial owner
		(Note 1)			(Note 1)
Li Yangmin	Vice President	3,000 A shares	—	—	3,000 A shares	Beneficial owner
		(Note 6)			(Note 6)
Luo Weide	Chief Financial	3,000 A shares	—	—	3,000 A shares	Beneficial owner
	Officer	(Note 6)			(Note 6)

Note 1: representing approximately 0.001667% of the Company’s total issued listed A shares, totalling 300,000,000 A shares, as at the Latest Practicable Date

Note 2: representing approximately 0.001933% of the Company’s total issued listed A shares, totalling 300,000,000 A shares, as at the Latest Practicable Date

Note 3: representing approximately 0.000933% of the Company’s total issued listed A shares, totalling 300,000,000 A shares, as at the Latest Practicable Date

Note 4: representing approximately 0.002% of the Company’s total issued listed A shares, totalling 300,000,000 A shares, as at the Latest Practicable Date

Note 5: representing approximately 0.001267% of the Company’s total issued listed A shares, totalling 300,000,000 A shares, as at the Latest Practicable Date

Note 6: representing approximately 0.001% of the Company’s total issued listed A shares, totalling 300,000,000 A shares, as at the Latest Practicable Date

Save as disclosed above, as at the Latest Practicable Date, none of the Directors, the Company’s supervisors, chief executives or members of senior management of the Company had any interest or short position in the shares, underlying shares and/or debentures (as the case may be) of the Company and/or any of its associated corporations (within the meaning of Part XV of the SFO) which was required to be (i) notified to the Company and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including any interest and short position which he/she was taken or deemed to have under such provisions of the SFO) or (ii) entered in the register of interests required to be kept by the Company pursuant to section 352 of the SFO or (iii) notified to the Company and the Stock Exchange pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers as set out in appendix 10 to the Listing Rules.

Each of Li Fenghua, Luo Chaogeng, Cao Jianxiong, Zhong Xiong, Li Wenxin and Ba Shengji was as at the Latest Practicable Date a director or employee of China Eastern Air Holding Company, which, as disclosed below, was a company having, as at the Latest Practicable Date, an interest in the Company’s shares required to be disclosed to the Company and the Stock Exchange under the provisions of Divisions 2 and 3 of Part XV of the SFO.

Substantial shareholders

Interests in the Company

So far as is known to the Directors, as at the Latest Practicable Date, each of the following persons, other than a Director, supervisor, chief executive or member of the Company’s senior management, had an interest and/or short position in the Company’s shares or underlying shares (as the case may be) which would fall to be disclosed to the Company and the Stock Exchange under the provisions of Divisions 2 and 3 of Part XV of the SFO, or was otherwise interested in 5% or more of any class of the then issued share capital of the Company:

Interest
As at the Latest Practicable Date
			Approximate	Approximate	Approximate
			percentage of	percentage of	percentage of
			shareholding in	shareholding in	shareholding in
			the Company’s	the Company’s	the Company’s
Name of	Nature of	Number of	total issued	total issued	total issued	Short
shareholder	shares held	shares held	share capital	A shares	H shares	position
China Eastern Air	A shares	3,000,000,000	61.64%	90.91%	—	—
Holding Company	(unlisted
State-owned
legal person
shares)
HKSCC Nominees	H shares	1,489,801,163	30.61%	—	95.08%	—
Limited (Note)

Note: Based on the information available to the Directors and so far as they are aware, as at the Latest Practicable Date, among the 1,489,801,163 H shares held by HKSCC Nominees Limited, no person had an interest or short position in the Company’s shares or underlying shares (as the case may be) which would fall to be and was disclosed to the Company and the Stock Exchange under the provisions of Divisions 2 and 3 of Part XV of the SFO.

Interests in other members of the Group

So far as is known to the Directors, as at the Latest Practicable Date, each of the following persons, other than the Company or any of its directors, supervisors, chief executives and members of the senior management, was directly or indirectly interested in 10% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of the relevant subsidiary of the Company:

		Approximate
		percentage of
	Name of relevant substantial
Subsidiary	shareholder	shareholding
[CHINESE CHARACTERS]	[CHINESE CHARACTERS]	49%
(Shanghai Technology Aerospace Company	(Singapore Technology Aerospace
Limited)	Limited)
[CHINESE CHARACTERS]	[CHINESE CHARACTERS]	45%
(Eastern Airlines (Shantou) Economic	(Shantou Aviation Equipment Group
Development Co.., Ltd.)	Company)
[CHINESE CHARACTERS]	Aircraft Engineering Investment Ltd.	40%
(Shanghai Eastern Aircraft Maintenance Co., Ltd.)
[CHINESE CHARACTERS]	[CHINESE CHARACTERS]	30%
(China Cargo Airlines Co., Ltd.)	(China Ocean Shipping (Group)
	Company)
[CHINESE CHARACTERS]	[CHINESE CHARACTERS]	30%
(Shanghai Eastern Logistics Co., Ltd.)	(China Ocean Shipping (Group)
	Company)
[CHINESE CHARACTERS]	[CHINESE CHARACTERS]	23.89%
(China Eastern Airlines Jiangsu Co., Ltd.)	(Jiangsu Provincial Guoxin Asset
	Management Group Co., Ltd.)

Save as disclosed above and so far as is known to the Directors, as at the Latest Practicable Date, no other person (other than the Directors, the Company’s supervisors, chief executives or members of senior management of the Company) had an interest or short position in the Company’s shares or underlying shares (as the case may be) which would fall to be disclosed to the Company and the Stock Exchange under the provisions of Divisions 2 and 3 of Part XV of the SFO, and no other person (other than the Company or any of its officers identified above) was directly or indirectly interested in 10% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of any other member of the Group.

MISCELLANEOUS

Company’s officers

Mr. Luo Zhuping, who is a holder of a Master’s degree in global economics, is a Director and the secretary of the Company.

Mr. Luo Weide, the Company’s Chief Financial Officer having a professional accounting qualification recognised in the PRC, is the qualified accountant of the Company appointed pursuant to Rule 3.24 of the Listing Rules. Since Mr. Luo does not possess the professional qualification normally required under Rule 3.24 of the Listing Rules, the Company has applied for, and the Stock Exchange has granted, a conditional waiver from strict compliance with that rule for a period of three years commencing on 28th January, 2005. Details of the waiver are disclosed in the Company’s announcement dated 1st February, 2005.

Service contracts

As at the Latest Practicable Date, none of the Directors had any existing or proposed service contract with any member of the Group (excluding contracts expiring or terminable by the employer within a year without payment of any compensation (other than statutory compensation)).

Competing interests

As at the Latest Practicable Date, save as herein disclosed, none of the Directors or, so far as is known to them, any of their respective associates (as defined in the Listing Rules) was interested in any business (apart from the Group’s business) which competes or is likely to compete either directly or indirectly with the Group’s business (as would be required to be disclosed under Rule 8.10 of the Listing Rules if each of them were a controlling shareholder).

Litigation

In 2005, the family members of some of the victims in the aircraft accident in Baotou, which took place on 21st November, 2004, sued the Company in a U.S. court for compensation, the amount of which is yet to be determined. As mentioned in the Company’s announcement dated 22nd November, 2004, the aircraft crashed at the accident was then owned and operated by China Eastern Air Yunnan Company. The Group is actively collaborating with General Administration of Civil Aviation of China, the relevant insurance company, the U.S. attorney for this case and other aviation law experts in response to the claim.

As at the Latest Practicable Date, save as disclosed above, the Directors were not aware of any other litigation or claim of material importance pending or threatened against any member of the Group.